Exhibit 12

July 21, 2015

Strategic Global Investments, Inc.

701 Palomar Airport Road, Suite 300

Carlsbad, CA 92011

Re:	Offering Statement on Form 1-A

SEC File No. 024-

Gentlemen:

We are acting as special counsel to Strategic Global Investments, Inc., a Delaware corporation (the “Company”), in connection with the proposed sale by the company of up to 95,000,000 shares (“Shares”) of its Common Stock, par value $0.00001 per share, (“Common Stock”) for a purchase price of $         per Share, pursuant to an offering (the “Offering”) to be qualified with the Securities and Exchange Commission on Form 1-A under Regulation A issued under the Securities Act of 1933, as amended, (the “Act”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Form 1-A; (ii) the corporate and organizational documents of the Company, including the Certificate of Incorporation of the Company (the “Certificate”); (iii) minutes and records of the proceedings of the Company with respect to the issuance and sale of the Shares, and (iv) the Regulation A Offering Statement on Form 1-A (the “Offering Statement”) covering the sale of the Shares.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Strategic Global Investments, Inc.

July 21, 2015

Page Two

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

The sale of the Shares has been duly authorized, and, when (i) the Offering Statement becomes qualified under the Act, and (ii) the Shares have been issued and sold and the consideration therefor has been received therefore by the Company pursuant to the terms of the Offering, the Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares or their sale in groups of Units.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Offering Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

MORELLA & ASSOCIATES, A PROFESSIONAL CORPORATION